Exhibit 10.3

July 16, 2014

Mr. Hal S. Jones
Graham Holdings Company
1150 15th Street N.W.
Washington, DC 20071

Dear Hal:

In recognition of your many years of dedicated service to Graham Holdings Company (the “Company”), and in consideration for your commitments set forth herein, including as set forth in Exhibit A, you, or your estate or beneficiary, as applicable, will be entitled to receive the retirement benefit provided in this letter agreement upon the termination of your employment with the Company and its affiliates for any reason, other than for “cause” (as determined by the Company in its reasonable discretion).  The value of such retirement benefit will be equal to the sum of (i) $1,400,000 plus (ii) the actuarial present value of 10% of the benefits to be paid to you pursuant to The Retirement Plan for Graham Holdings Company and the Graham Holdings Company Supplemental Executive Retirement Plan, based on actuarial calculations to be performed at the time of the termination of your employment by such actuaries as are selected by the Company in its discretion and using the discount rate used for determining lump-sum payments under the Retirement Plan for Graham Holdings Company at the time of such termination (such payments, collectively, the “Retirement Benefit”); provided that you enter into the Separation and Release Agreement substantially in the form attached as Exhibit B (the “Separation Agreement”) and it becomes effective and irrevocable not later than 60 days following the date that your employment terminates.  The Retirement Benefit will be payable in cash in a single lump-sum no later than 70 days following termination of your employment, subject to the requirements of Section 409A, as set forth below, and provided that if such 70-day period spans two different taxable years, the Retirement Benefit will not be paid until the second taxable year.

You agree that for a period of one year following termination of your employment for any reason, you will be bound by the restrictive covenants set forth on Exhibit A to this letter agreement (the “Restrictive Covenants”), provided that such Restrictive Covenants may be waived in writing by the chief executive officer of the Company.

The Retirement Benefit and any payments described in the Separation Agreement will be subject to applicable federal, state, local and non-U.S. tax reporting and withholding requirements.  This letter agreement and the Separation Agreement shall be interpreted such that the payments made thereunder shall comply with Section 409A of the Internal Revenue Code, as amended, and the Treasury Regulations and any applicable guidance thereunder (“Section 409A”).  Payment of the Retirement Benefit shall be made at such times and in such forms as the Company determines are required to comply with Section 409A (including, without limitation, that to the extent necessary to satisfy Section 409A, such amount will only be paid in the event that your termination of employment constitutes a “separation from service” within the meaning of Section 409A (which in accordance with Treas. Reg. §1.409A-1(h)(1)(ii), will be deemed to occur at any time that you and the Company reasonably anticipate that the bona fide level of services you will perform (whether as an employee or an independent contractor) will be permanently reduced to a level that is less than 50% of the average level of bona fide services you performed during the immediately preceding 36 months), and that payment of such amount will be subject to a six-month delay).

The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of New York (without giving effect to any otherwise applicable conflicts of law principles).  YOU AND THE COMPANY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF EITHER PARTY RELATED TO OR ARISING OUT OF THIS LETTER AGREEMENT OR THE SEPARATION AGREEMENT.  This letter agreement does not constitute an employment contract. As with all employees, your relationship with the Company is one of employment-at-will, which allows for termination of this relationship by you or the Company for any or no reason, at any time, with or without notice.

Please indicate your understanding and acceptance of this letter agreement by signing and returning one copy to me; a second copy is enclosed for your records. If you have questions about any of these terms, please let me know.

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Sincerely,

/s/ Donald E. Graham
Donald E. Graham
Chairman and Chief Executive Officer

Agreed and Accepted:

/s/ Hal S. Jones
Hal S. Jones	Date: July 16, 2014

Exhibit A

RESTRICTIVE COVENANTS

Non-Competition.  (a)  As a necessary measure to protect the legitimate business interests of the Company and its affiliates (collectively, the “Company Entities”), including confidential trade secrets, valuable confidential information and proprietary information (the “Business Interests”), you agree that from the date that your employment with the Company Entities terminates through the first anniversary thereof (such period, the “Non-Competition Period”), you shall not, in any geographic area for which you had job responsibilities during the last one (1) year of your employment with the Company Entities, have any Relationship (as defined below) with any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (any such entity, a “Business”) that competes directly with any of the businesses of the Company Entities with which you were directly involved during your employment with the Company Entities.

(b) You will be deemed to have a relationship (a “Relationship”) with a Business if you (i) own, manage, operate or are employed by such Business, (ii) are an officer, employee, director, member, agent, owner or partner of such Business, (iii) act as a consultant or contractor to such Business or (iv) control or participate in the ownership, management or operation of such Business; provided, however, that nothing herein shall prevent you from acquiring, solely as a passive investment and through market purchases, less than 5% of the outstanding equity securities of any corporation that is registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (or similar applicable law in any non-U.S. jurisdiction), and that is publicly traded so long as you are not part of any control group of such corporation.  Notwithstanding the foregoing, you shall not be deemed to have a Relationship with a Business if you serve as a non-employee director of such Business, unless one of the primary operations of such Business relates to higher education, cable or broadcast.

(c) You acknowledge that your undertakings and commitments and the restrictions set forth in this Exhibit A, including in particular the non-compete undertaking, are a material inducement to the Company’s willingness to enter into this letter agreement on the terms set forth therein, and reflect the reasonable requirements of the Company in the circumstances.  You acknowledge and agree that the covenants, agreements, obligations and undertakings contained in this letter agreement have been negotiated in good faith by the parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the Company Entities, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical or technical areas than are provided herein.  You agree that such covenants, agreements, obligations and undertakings are essential to protect the value of the Company Entities.  Therefore, you irrevocably and unconditionally undertake to fully comply with the provisions hereof and irrevocably and unconditionally agree that breach of these provisions will cause significant financial and other damages to the Company.  In addition to the remedies otherwise available to the Company, any such breach will be grounds for forfeiture of any termination payment or benefit otherwise payable to you pursuant to this letter agreement or otherwise from the Company Entities.  You acknowledge and agree that the commitments and the restrictions set forth in this Exhibit A will not cause a financial hardship to you.

Non-Solicitation of Customers or Clients.  As a necessary measure to protect the Company Entities’ Business Interests, you agree that during the Non-Competition Period, you will not, directly or indirectly, solicit, influence, entice or encourage any person who at such time is, or who at any time in the two (2) year period prior to such time had been, a customer, client or active prospective customer or client of the Company Entities, to either cease or curtail its relationship with the Company Entities, or to engage in a business activity or relationship with you, unless you shall have previously obtained a written release from an authorized representative of the Company specifically permitting an action that would otherwise be prohibited by the provisions of this paragraph.

A-1

Non-Solicitation of Employees.  As a necessary measure to protect the Company Entities’ Business Interests, you agree that at any time during the Non-Competition Period, you will not, directly or indirectly, solicit, influence, entice or encourage any person who at such time is, or who at any time in the two (2) year period prior to such time had been, employed by the Company Entities, to cease or curtail his or her relationship therewith.  Notwithstanding the foregoing, the restrictions of this paragraph shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic or technical area, but which are not targeted directly or indirectly towards employees of the Company Entities.

No-Hire.  As a necessary measure to protect the Company Entities’ legitimate business interest including confidential trade secrets, valuable confidential information and proprietary information, during the Non-Competition Period, you agree that you will not, directly or indirectly, hire or attempt to hire, whether as a director, officer, employee, contractor, consultant or other service provider, any person who at such time is, or who at any time in the two (2) year period prior to such time had been, employed by the Company Entities.

Confidentiality.  You will keep in strict confidence, and will not, directly or indirectly, at any time during or after your association with the Company, disclose, furnish, disseminate, make available or, except for the sole purpose of performing your duties in association with the Company, use any trade secrets or valuable confidential information of the Company Entities or their customers or vendors, without limitation as to when or how you may have acquired such information.  Such confidential information shall include, without limitation, the Company Entities’ selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information.  You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during after the termination of your association shall constitute a misappropriation of the Company’s trade secrets.

Severability.  If any provision of this letter agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this letter agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

Equitable Relief.  You acknowledge and agree that the Company’s remedies at law for breach of any of the Restrictive Covenants would be inadequate and, in recognition of this fact, you agree that, in the event of such breach, in addition to any remedies at law it may have, the Company, without posting any bond, shall be entitled (without the necessity of showing economic loss or actual damages) to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available.  You further acknowledge that should you violate any of the Restrictive Covenants, it will be difficult to determine the amount of damages resulting to Company Entities, and that in addition to any other remedies the Company may have, the Company shall be entitled to temporary and permanent injunctive relief and attorneys’ fees and expenses.  The preceding sentences shall not be construed as a waiver of the rights that the Company may have for damages under this letter agreement or otherwise, and all such rights shall be unrestricted.

A-2

Exhibit B

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated as of _____, is by and between Hal S. Jones (“Employee” or “you”) and Graham Holdings Company (the “Company”) and its subsidiaries, predecessors, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, attorneys, employees and assigns, in their capacities as agents for the Company (collectively, the “Company Entities”).

1 .  Concluding Employment.  You acknowledge your separation from employment with the Company effective ______ (the “Separation Date”), and that after the Separation Date you shall not represent yourself as being a director, officer, employee, agent or representative of any Company Entity for any purpose.  The Separation Date shall be the termination date of your employment for all purposes including participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities except as otherwise provided herein (including as provided in paragraph 4(c) below).  Within 15 business days following the Separation Date, you will be paid for previously submitted un-reimbursed business expenses (in accordance with usual Company guidelines and practices), to the extent not theretofore paid.  In addition, you will be paid for any accrued but unused vacation days.

2.   Retirement Benefit.  In exchange for your waiver and release of claims against the Company Entities and your compliance with the restrictive covenants (the “Restrictive Covenants”) set forth in Exhibit A of that certain letter agreement, dated [●], 2014, between you and the Company (the “Letter Agreement”), the Company agrees to pay you the Retirement Benefit (as defined in the Letter Agreement), pursuant to the terms of the Letter Agreement.

3.   Acknowledgement.  You acknowledge and agree that the Retirement Benefit:  (a) except as expressly provided herein (including as provided in paragraph 4(c) below), is in full discharge of any and all liabilities and obligations of the Company Entities to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company Entities and/or any alleged understanding or arrangement between you and the Company Entities; and (b) would not be due to you if you did not execute this Agreement.

4.    Release.  a.  In consideration for the Retirement Benefit, except as expressly provided herein, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever arising out of your employment and/or separation from that employment with the Company Entities, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

b.   Without limiting the generality of the foregoing, except as expressly provided herein (including as provided in paragraph 4(c) below), this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation from that employment, including, but not limited to:  (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002, each as amended; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, or the separation from such employment, including but not limited to breach of contract (express or implied), fraud, misrepresentation, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

c.   Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of any of the following claims or rights: (i) any claims that may arise after the date on which you sign this Agreement, (ii) any rights you may have pursuant to this Agreement, (iii) any rights you may have to your vested and accrued compensation and benefits under the Letter Agreement, the Company’s employee benefit plans, including compensation and benefits that vest or are required to be paid upon your Separation Date or in connection with your separation, (iv) any rights you may have to indemnification (for the avoidance of doubt, including, without limitation, as a director or officer of any of the Company Entities) or expense reimbursement under the Company’s organizational documents, any director’s and officer’s insurance policy or any other plan, agreement, policy or arrangement with any of the Company Entities, (v) your rights as a holder of previously vested stock, units or other equity of any of the Company Entities and (vi) any claims that by law cannot be waived.

5.   Waiver of Relief.  You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including, without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement.  Therefore you agree that you will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

6.   Cooperation.  a.  You agree that you will cooperate with the Company and/or the Company Entities and its or their respective counsel as may be reasonably requested taking into account your other obligations in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge, provided that the Company and/or the Company Entities shall bear all reasonable legal fees and other costs incurred by you in connection with your cooperation.

b.   You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, to the extent reasonably practicable and subject to all applicable legal requirements, based on the written legal advice of your counsel, you will give prompt notice of such request to the General Counsel of the Company and will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

7.   Return of Property.  Unless otherwise agreed to by the Company, you represent that you have returned (or will return) to the Company all property belonging to the Company and/or the Company Entities, including but not limited to all proprietary and/or confidential information and documents in any form belonging to the Company or in any way relating to the business of the Company that are not otherwise generally available, cell phone, Blackberry, keys, card access to the building and office floors, Employee Handbook, phone card, Company credit card, computer user name and password, disks and/or voicemail code; provided, however, that an inadvertent failure to return property of the Company and/or the Company Entities shall not constitute a breach of this Agreement so long as you promptly return such property upon the written request of the Company and/or the Company Entities.

8.   Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

9.   Equitable Relief.  You acknowledge and agree that the Company’s remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, you agree that, in the event of such breach, in addition to any remedies at law it may have, the Company, without posting any bond, shall be entitled (without the necessity of showing economic loss or actual damages) to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available.  You further acknowledge that should you violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Company Entities, and that in addition to any other remedies the Company may have, the Company shall be entitled to temporary and permanent injunctive relief and attorneys’ fees and expenses.  The preceding sentences shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.

10.  Breach of Agreement or the Restrictive Covenants.  You agree that, except as set forth in Section 7 above, any breach by you of this Agreement or any Restrictive Covenant shall constitute a material breach as to which the Company Entities may seek recoupment of the Retirement Benefit.  In such event, the Company will be entitled to reimbursement in full of the Retirement Benefit within 30 days following receipt of written notice from the Company demanding repayment.

11.  Miscellaneous.  a.  This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

b.   Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

12.  Assignment.  This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13.  Governing Law; Waiver of Jury Trial.  The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of New York (without giving effect to any otherwise applicable conflicts of law principles).  YOU AND THE COMPANY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF EITHER PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT.

14.  Entire Agreement.  You understand that this Agreement and the Letter Agreement constitute the complete understanding between the Company and you, and supersede any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities.  No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date (as defined below).

15.  Voluntary Agreement.  You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have been offered the opportunity to have at least [21] [45] days to consider its terms[, and the disclosure information which will be provided as Annex I pursuant to the Older Workers Benefit Protection Act]; (c) are hereby advised by the Company in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

16.  Acceptance.  You may accept this Agreement by signing it and returning it to the Company, Attention: General Counsel on or before ______.  After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to the General Counsel of the Company by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement.  The effective date of this Agreement shall be the eighth (8th) day after you sign it (the “Effective Date”).  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement and the obligations of the Company to provide the Retirement Benefit under Section 2 hereof shall be deemed automatically null and void.

17.  Headings and Captions.  The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of this Agreement and shall not be employed in the construction of this Agreement.

Date:
Graham Holdings Company
By:

Signature:	Date:
Hal S. Jones

STATE OF	)
) ss.:
COUNTY OF	)

On this ___ day of ________ 20___, before me personally came Hal S. Jones, to me known and known to me to be the person described and who executed the foregoing Agreement, and he duly acknowledged to me that he executed the same.

Notary Public